EXHIBIT 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

5 August 2026

Matter No.: 1014962
+1 284 852 1119
anton.goldstein@conyers.com

Capri Holdings Limited

Commerce House

Wickhams Cay 1

Road Town, Tortola

British Virgin Islands

Dear Sir/Madam,

Re: Capri Holdings Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a Form S-8 registration statement to be filed with the Securities and Exchange Commission (the “Commission”) on 5 August 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 2,500,000 ordinary shares of no par value (the “Shares”), to be issued pursuant to the Fifth Amended and Restated Omnibus Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and
1.2.	the Plan.

We have also reviewed:

1.3.	copies of the memorandum of association and the articles of association of the Company, as obtained from the registered agent of the Company on July 31, 2026;

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1.4.	a copy of the written resolutions of the directors of the Company dated July 29, 2026 authorising, inter alia, the filing of the Registration Statement and the issue of the Shares pursuant to the Plan (the “Resolutions”);
1.5.	a copy of the minutes of the annual general meeting of the shareholders of the Company dated July 29, 2026 approving the Plan (the “Shareholder Approval”); and
1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and such other documents as we have deemed necessary in order to render the opinion set forth below;
2.4.	that the Resolutions remain in full force and effect and have not been rescinded or amended;
2.5.	that the Shareholder Approval was given at a duly convened, constituted and quorate meeting, remains in full force and effect and has not been rescinded or amended;
2.6.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;
2.7.	that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof; and
2.8.	that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued ordinary shares.
3.	QUALIFICATIONS
3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.
3.2.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

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3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority under the BVI Business Companies Act, or to pay any British Virgin Islands government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).
4.2.	When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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